As filed with the Securities and Exchange Commission on July 1, 2019

Registration No. 333-211722

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-8

Registration Statement No. 333-211722

Under

The Securities Act of 1933

HFF, Inc.

(Exact name of registrant as specified in its charter)

Delaware	51-0610340
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

One Victory Park 2323 Victory Avenue, Suite 1200 Dallas, Texas	75219
(Address of Principal Executive Offices)	(Zip Code)

HFF, Inc. 2006 Omnibus Incentive Compensation Plan

HFF, Inc. 2016 Equity Incentive Plan

(Full title of the plan)

Bryan J. Duncan

Treasurer

JLL CMG, LLC

c/o Jones Lang LaSalle Incorporated

200 East Randolph Drive

Chicago, IL 60601

(312) 782-5800

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE / DEREGISTRATION OF SECURITIES

This post-effective amendment (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (File No. 333-211722) (the “Registration Statement”), filed by HFF, Inc. (the “Registrant”) with the U.S. Securities and Exchange Commission on May 31, 2016 relating to a total of 6,269,453 shares of common stock, par value of $0.01 per share, of the Registrant (“HFF Common Stock”) for issuance under the HFF, Inc. 2006 Omnibus Incentive Compensation Plan and the HFF, Inc. 2016 Equity Incentive Plan.

Effective as of July 1, 2019, pursuant the Agreement and Plan of Merger, dated as of March 18, 2019 (as amended from time to time, the “Merger Agreement”), by and among Jones Lang LaSalle Incorporated (“JLL”), JLL CM, Inc. (“Merger Sub”), JLL CMG, LLC (“Merger LLC”) and the Registrant, (i) Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned subsidiary of JLL and (ii) immediately following the effective time of the Merger, the Registrant, as the surviving corporation in the Merger, merged with and into Merger LLC (together with the Merger, the “Transactions”), with Merger LLC surviving the subsequent merger as a wholly owned subsidiary of JLL (the “Surviving Company”).

As a result of the Transactions, the Surviving Company, as successor by merger to the Registrant, has terminated any and all offerings of HFF Common Stock pursuant to the Registration Statement as of the date hereof. In accordance with the undertakings made by the Registrant in the Registration Statement, the Surviving Company hereby removes from registration all shares of HFF Common Stock registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on July 1, 2019.

JLL CMG, LLC
successor by merger to HFF, Inc.

/s/ Bryan J. Duncan
Name: Bryan J. Duncan
Title: Treasurer

Date: July 1, 2019